Exhibit 5


August 27, 1998

Chartwell Re Corporation
Four Stamford Plaza
P. O. Box 120043
Stamford, CT  06912-0043

Ladies and Gentlemen:

I am familiar with the 1997 Omnibus Stock Incentive Plan (the "Stock Incentive Plan") of Chartwell Re Corporation, a Delaware corporation ("Chartwell"), under which an additional 300,000 shares of common stock, $.01 par value per share (the "Common Shares"), have been authorized for issuance by Chartwell. I have acted as counsel to Chartwell in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of the additional 300,000 Common Shares and the Common Stock Purchase Rights (the "Rights") associated therewith issued pursuant to the Rights Agreement, dated May 22, 1997, between the Company and Fleet National Bank of Connecticut ("Fleet"), as Rights Agent as amended by the Amendment Agreement, dated June 16, 1997 among Chartwell, Fleet and State Street Bank and Trust Company, as Successor Rights Agent. In this connection, I have examined such records, documents and proceedings, as I have deemed relevant and necessary as a basis for the opinion expressed herein.

Based upon and subject to the foregoing, I am of the opinion that (i) the Common Shares and Rights reserved for issuance pursuant to the terms of the Stock Incentive Plan have been duly authorized (ii) the Common Shares when issued and delivered in accordance with the terms of the Stock Incentive Plan, will be validly issued, fully paid and nonassessable and (iii) the Rights, when issued in accordance with the terms of the Stock Incentive Plan and the Rights Agreement, dated as of May 22, 1997, between the Company and Fleet National Bank of Connecticut ("Fleet"), as Rights Agent, as amended by the Amendment Agreement, dated June 16, 1997 among the Corporation, Fleet and State Street Bank and Trust Company, as Successor Rights Agent, will be validly issued.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to me in Item 5, Interests of Named Experts and Counsel, of the Registration Statement.



Very truly yours,


/s/ John V. Del Col
--------------------
John V. Del Col
Vice President, General Counsel
and Secretary

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